AGREEMENT AND PLAN OF MERGER

dated as of March 27, 2001

by and between

NEW YORK COMMUNITY BANCORP, INC.

and

RICHMOND COUNTY FINANCIAL CORP.

                                TABLE OF CONTENTS

                                                                            Page

                                    RECITALS

                                    ARTICLE I
                                   The Merger

                                   ARTICLE II
                           Governing Documents of the
                              Surviving Corporation

                                   ARTICLE III
                             Directors and Officers

3.1  Directors of the Surviving Corporation....................................4
3.2  Officers of the Surviving Corporation.....................................5

                                   ARTICLE IV
                      Conversion or Cancellation of Shares

4.1  Conversion or Cancellation of Shares......................................5

                                        i

                                    ARTICLE V
                         Representations and Warranties

                                       ii

                                                                            Page

                                   ARTICLE VI
                                    Covenants

                                   ARTICLE VII
                                   Conditions

                                      iii

                                                                            Page

               (c)  Opinion of Tax Counsel....................................33
7.3  Conditions to Obligation of RCF..........................................33
               (a)  Representations and Warranties............................33
               (b)  Performance of Obligations of NYCB........................33
               (c)  Opinion of Tax Counsel....................................33

                                  ARTICLE VIII
                                   Termination

                                   ARTICLE IX
                                  Miscellaneous

9.8  Definition of "subsidiary" and "affiliate";

                                     ANNEXES

A.      Form of Stock Option Agreement (Recital C)
B.      Employment Agreement for Michael F. Manzulli (Recital F)
C.      Employment Agreement for Anthony E. Burke (Recital F)
D.      Employment Agreement for Thomas R. Cangemi (Recital F)
E.      Form of NYCB Bylaws Amendment (Section 2.2)
F.      Form of Amendment to the Stockholder Protection
        Rights Agreement of NYCB (Section 5.3(d))
G.      Form of RCF Affiliate Agreement (Section 6.13)

                                       iv

                             INDEX OF DEFINED TERMS

                                                                     Location of
    Term                                                             Definition

Acquisition Proposal.........................................................6.3
Affiliate....................................................................9.8
Bank Merger..................................................................1.4
BHC Act..............................................................5.3 (e) (i)
Certificate of Merger....................................................1.2 (a)
Closing......................................................................1.3
Closing Date.................................................................1.3
Compensation Plans...................................................5.3 (m) (i)
Contracts...........................................................5.3 (e) (ii)
DGCL.....................................................................1.1 (b)
Disclosure Letter............................................................5.1
Divisional Board............................................................6.19
Effective Time...........................................................1.2 (a)
Employees............................................................5.3 (m) (i)
Environmental Laws.......................................................5.3 (n)
ERISA................................................................5.3 (m) (i)
ERISA Affiliate ...................................................5.3 (m) (iii)
ERISA Affiliate Plan...............................................5.3 (m) (iii)
Exception Shares..........................................................4.1(a)
Exchange Act.........................................................5.3 (e) (i)
Exchange Agent...........................................................4.3 (a)
Exchange Ratio...........................................................4.1 (a)
FDIC...............................................................5.3 (h) (iii)
Federal Reserve Board................................................5.3 (e) (i)
Financial Statements...............................................5.3 (f) (iii)
Governmental Entity..................................................5.3 (e) (i)
HSR..................................................................5.3 (e) (i)
Indemnified Party.......................................................6.12 (a)
Internal Revenue Code..................................................Recital D
Joint Proxy Statement/Prospectus.........................................6.5 (a)
Liens................................................................5.3 (c) (v)
Material Adverse Effect..................................................5.2 (b)
Maximum Amount..........................................................6.12 (b)
Merger...................................................................1.1 (a)

                                       v

Nasdaq.......................................................................4.2
New Certificate .........................................................4.1 (c)
New Option..............................................................6.10 (a)
New Shares...............................................................4.1 (c)
NYCB....................................................................Preamble
NYCB Bank....................................................................1.4
NYCB Chief Executive Officer.................................................3.1
NYCB Common Stock......................................................Recital A
NYCB Directors...............................................................3.1
NYCB Meeting.............................................................6.4 (a)
NYCB Preferred Stock...................................................Recital A
NYCB Preferred Stock Series A..........................................Recital A
NYCB Rights Agreement..................................................Recital A
NYCB Stock Dividend......................................................4.1 (a)
NYCB Stock Option Agreement............................................Recital C
NYCB Stockholder Rights................................................Recital A
Old Certificate..........................................................4.1 (c)
Old Share................................................................4.1 (c)
Pension Plan........................................................5.3 (m) (ii)
Person ..................................................................4.3 (b)
Plan....................................................................Preamble
RCF.....................................................................Preamble
RCF Bank.....................................................................1.4
RCF Chief Executive Officer..................................................3.1
RCF Common Stock.......................................................Recital B
RCF Directors................................................................3.1
RCF Insiders................................................................6.18
RCF Meeting..............................................................6.4 (b)
RCF Options.............................................................6.10 (a)
RCF Preferred Stock....................................................Recital B
RCF Section 16 Information..................................................6.18
RCF Stock Option Agreement.............................................Recital C
Registration Statement...................................................6.5 (a)
Regulatory Approvals ................................................5.3 (e) (i)
Reports..............................................................5.3 (f) (i)
Representatives..............................................................6.3
Rights..............................................................5.3 (c) (iv)
Risk Management Instruments..............................................5.3 (s)
Rule 145 Affiliates.....................................................6.13 (a)
SEC..................................................................5.3 (f) (i)
Securities Act.......................................................5.3 (e) (i)

                                       vi

Securities Laws......................................................5.3 (e) (i)
Stock Option Agreements................................................Recital C
Subsidiary...................................................................9.8
Surviving Bank...............................................................1.4
Surviving Corporation....................................................1.1 (a)
Takeover Laws.......................................................5.3 (d) (ii)
Tax......................................................................5.3 (j)
Termination Date.............................................................8.2

                                      vii

          AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2001, (this
"Plan"), by and between New York Community Bancorp, Inc. ("NYCB") and Richmond
County Financial Corp. ("RCF").

                                    RECITALS

          A. NYCB. NYCB is a Delaware corporation with its principal executive offices located in Westbury, New York. As of the date hereof, NYCB has (i)
60,000,000 authorized shares of common stock, par value $0.01 per share ("NYCB
Common Stock"), of which not more than 28,971,798 shares are outstanding, together with the preferred share purchase rights ("NYCB Stockholder Rights")
issued pursuant to the Stockholder Protection Rights Agreement, dated as of
January 16, 1996, between NYCB and Mellon Investor Services, L.L.C., as Rights
Agent, ("NYCB Rights Agreement"), and (ii) 5,000,000 authorized shares of preferred stock, par value $0.01 per share ("NYCB Preferred Stock"), of which
100,000 shares have been designated as Series A Junior Participating Preferred
Stock, without par value ("NYCB Preferred Stock Series A"), of which no shares are outstanding.

          B. RCF. RCF is a Delaware corporation with its principal executive offices located in Staten Island, New York. As of the date hereof, RCF has (i)
75,000,000 authorized shares of common stock, par value $0.01 per share ("RCF
Common Stock"), of which not more than 26,540,535 shares are outstanding, and
(ii) 5,000,000 authorized shares of preferred stock, par value $0.01 per share
("RCF Preferred Stock"), of which no shares are outstanding.

          C. The Stock Option Agreements. As an inducement and condition to
NYCB's entering into this Plan, RCF is granting to NYCB an option pursuant to a stock option agreement substantially in the form of Annex A to this Plan (the
"RCF Stock Option Agreement"). As an inducement and condition to RCF's entering into this Plan, NYCB is granting to RCF an option pursuant to a stock option agreement substantially in the form of Annex A to this Plan (the "NYCB Stock
Option Agreement" and, together with the RCF Stock Option Agreement, the "Stock
Option Agreements").

          D. Intention of the Parties. Each of the parties to this Plan intends that the Merger (as hereinafter defined) shall qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal
Revenue Code") and that this Plan shall constitute a "plan of reorganization"
for purposes of Section 368 of the Internal Revenue Code.

          E. Approvals. The Board of Directors of each of NYCB and RCF has (i)
determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of NYCB and RCF, respectively, and in the best interests of their respective shareholders, (ii) determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this
Plan and its respective Stock Option Agreement.

          F. Employment and Noncompetition Agreements. Simultaneously with the execution and delivery of this Plan, NYCB and RCF are entering into employment agreements and noncompetition agreements with each of Michael F. Manzulli,
Anthony E. Burke and Thomas R. Cangemi, substantially in the form of Annexes B,
C and D to this Plan, respectively.

          NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which are as follows:

                                    ARTICLE I
                                   THE MERGER

          1.1 The Merger. (a) Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), RCF shall merge with and into
NYCB (the "Merger"), and the separate corporate existence of RCF shall thereupon cease. NYCB shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. Upon their mutual agreement and without additional approval of their respective Boards of Directors, RCF and
NYCB may at any time prior to the Effective Time change the method of effecting the combination of RCF and NYCB (including the provisions of this Article I) if and to the extent they both deem such change to be necessary, appropriate or desirable, including, without limitation, a merger of either party with a wholly owned subsidiary of the other; provided, however, that no such change shall (i)
alter or change the Exchange Ratio (as hereinafter defined), (ii) adversely affect the tax treatment of NYCB's shareholders or RCF's shareholders pursuant to this Plan, (iii) adversely affect the tax treatment of RCF or NYCB or (iv)
materially impede or delay consummation of the transactions contemplated by this
Plan. The parties agree to reflect any such change in an appropriate amendment to this Plan executed by both parties.

          (b) The Merger shall have the effects specified in this Plan and the
Delaware General Corporation Law (the "DGCL").

          1.2 Effective Time. (a) Subject to the terms and conditions of this
Plan, on the Closing Date, NYCB will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time at which the
Merger becomes effective is herein referred to as the "Effective Time."

          (b) NYCB and RCF each will use reasonable best efforts to cause the
Effective Time to occur on last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 7.1(a), (b), (c) and
(e) of this Plan has occurred; provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of the conditions described above, NYCB and RCF will cause the Effective Time to occur on the last day of the immediately following month. Notwithstanding anything to the contrary in this Section 1.2(b), NYCB and RCF may cause the
Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the DGCL.

          1.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and place as NYCB and RCF shall agree, on the date when the
Effective Time is to occur (the "Closing Date").

          1.4 Bank Merger. NYCB and RCF shall take all action necessary and appropriate to cause, including causing the entering into a merger agreement, their respective subsidiaries Queens County Savings Bank ("NYCB Bank") and
Richmond County Savings Bank ("RCF Bank") to merge (the "Bank Merger")
simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger, with NYCB Bank being the surviving bank ("Surviving Bank") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Certificate of
Organization and by-laws of the Surviving Bank shall be the Certificate of
Organization and by-laws of NYCB Bank in effect immediately prior to the effective time of the Bank Merger.

                                   ARTICLE II
                           GOVERNING DOCUMENTS OF THE
                              SURVIVING CORPORATION

          2.1 Certificate of Incorporation of the Surviving Corporation. At the
Effective Time, the Certificate of Incorporation of NYCB, as then in effect, shall be the certificate of incorporation of the Surviving Corporation except that, if the number of shares of authorized NYCB Common Stock shall not have been increased to 150,000,000, the number of shares of authorized NYCB Common
Stock shall be increased to 150,000,000.

          2.2 Bylaws of the Surviving Corporation. At the Effective Time, the
Bylaws of NYCB, as then in effect, shall be the Bylaws of the Surviving
Corporation, after giving effect to the amendment thereto effected by the NYCB
Board of Directors set forth in Annex E.

          2.3 Headquarters of the Surviving Corporation. At the Effective Time,
the corporate headquarters of the Surviving Corporation shall be Westbury, New
York.

          2.4 Name of the Surviving Corporation. The name of the Surviving
Corporation shall be New York Community Bancorp, Inc.

                                   ARTICLE III
                             DIRECTORS AND OFFICERS

          3.1 Directors of the Surviving Corporation. (a) At the Effective Time,
the directors of the Surviving Corporation shall consist of nine (9) members, five (5) of whom shall be selected by the Chief Executive Officer of NYCB prior to the Effective Time ("NYCB Directors") and four (4) of whom shall be selected by the Chief Executive Officer of RCF prior to the Effective Time ("RCF
Directors") and which shall be allocated among the three classes of directors of the Surviving Corporation by the agreement of the Chief Executive Officers of
RCF and NYCB so that each class shall have at least one NYCB Director and one
RCF Director. The NYCB Directors shall include the Chief Executive Officer of
NYCB as of the date of this Plan ("NYCB Chief Executive Officer") and the RCF
Directors shall include the Chief Executive Officer of RCF as of the date of this Plan ("RCF Chief Executive Officer").

          (b) After the Effective Time until the annual meeting of shareholders of the Surviving Corporation in 2004, unless two-thirds of all of the directors of the Surviving Corporation shall otherwise determine, in the event that a NYCB
Director or a RCF Director or a director otherwise elected or nominated by the
NYCB Directors or the RCF Directors as set forth herein shall resign, no longer be able to serve or not stand or be standing for reelection (for whatever reason), (i) if such director shall be a NYCB Director or a nominee of the NYCB
Directors, then the NYCB Directors and nominees of the NYCB Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or, if appropriate, nominate such person for election as a director by the shareholders and (ii) if such director shall be a RCF Director or a nominee of the RCF Directors, then the RCF Directors and nominees of the RCF Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or, if appropriate, nominate such person for election as a director by the shareholders. Each director will hold office in accordance with the certificate of incorporation and bylaws until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

          3.2 Officers of the Surviving Corporation. At the Effective Time,
Michael F. Manzulli shall become the Chairman of the Board of Directors of the
Surviving Corporation, Joseph R. Ficalora shall remain the President and Chief
Executive Officer of the Surviving Corporation, Anthony E. Burke shall become a
Senior Executive Vice President and the Chief Operating Officer of the Surviving
Corporation and Thomas R. Cangemi shall become an Executive Vice President of the Surviving Corporation.

                                   ARTICLE IV
                      CONVERSION OR CANCELLATION OF SHARES

          4.1 Conversion or Cancellation of Shares. At the Effective Time, by
virtue of the Merger and without any action on the part of any shareholder:

          (a) RCF Common Stock. Each share of RCF Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares
(as hereinafter defined), shall be converted into and constitute 1.02 shares of
NYCB Common Stock (subject to Section 4.4, the "Exchange Ratio"), which already gives effect to the NYCB stock dividend payable on March 29, 2001 (the "NYCB
Stock Dividend"), together with the related NYCB Stockholder Rights. "Excep-
tion Shares" means shares of RCF Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by RCF or a subsidiary (as hereinafter defined) of RCF or held by RCF in treasury or by NYCB or a subsidiary of NYCB.

          (b) NYCB Common Stock. Each share of NYCB Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

          (c) Cancellation of Old Shares. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of RCF Common
Stock issued and outstanding immediately prior to the Effective Time, other than
Exception Shares, is hereinafter defined as an "Old Share." Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing
Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old
Certificate in accordance with Section 4.3, a certificate (a "New Certificate")
representing the shares of NYCB Common Stock ("New Shares") and any payment to which such holder is entitled pursuant to this Article IV.

          4.2 Fractional Shares. Notwithstanding any other provision of this
Article IV, no fractional shares of NYCB Common Stock will be issued pursuant to the Merger. Instead, NYCB will pay or cause to be paid to the holder of any Old
Shares that would, pursuant to paragraph 4.1(a), otherwise be entitled to receive fractional shares of NYCB Common Stock an amount in cash, rounded to nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the high and low per share sales prices of NYCB Common Stock on the trading day immediately preceding the Closing Date as reported on the Nasdaq
National Market System (the "Nasdaq").

          4.3 Exchange of Old Certificates for New Certificates. (a) Appointment
of Exchange Agent. Until the first anniversary of the Effective Time, NYCB shall make available or cause to be made available to an exchange agent agreed upon by
NYCB and RCF (the "Exchange Agent"), New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New
Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article IV. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to NYCB. Any holder of Old Certificates who has not theretofore exchanged his or her Old
Certificates for New Certificates and cash pursuant to this Article IV shall thereafter be entitled to look exclusively to NYCB, and only as a general creditor thereof, for the shares of NYCB Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this
Article IV. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) Exchange Procedures. Promptly after the Effective Time, NYCB shall cause the Exchange Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization
(any of the foregoing, a "Person") who was, immediately prior to the Effective
Time, a holder of record of RCF Common Stock a form of letter of transmittal in form reasonably satisfactory to NYCB and RCF containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments in lieu of fractional shares pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and, if applicable, a check in the amount to which such holder is entitled pursuant to this Article IV, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any New
Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such
New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of NYCB that any such taxes have been paid or are not applicable. An Affiliate (as hereinafter defined) of RCF or NYCB shall not be entitled to receive any New Certificate or payment pursuant to this Article IV until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 6.13.

          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Plan, no dividends or other distributions with a record date after the Effective Time shall be paid to any Person holding an Old
Certificate with respect to the New Shares until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws and the immediately preceding sentence, following surrender of any such Old
Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the
Effective Time theretofore payable with respect to the New Shares represented thereby.

          (d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old
Shares.

          (e) Lost, Stolen or Destroyed Certificates. If any Old Certificate
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving
Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving
Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the Old
Shares formerly represented by such Old Certificate pursuant to this Article IV.

          4.4 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Plan but prior to the Effective Time, the shares of NYCB Common
Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of NYCB, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio;
provided, however, that no proportionate adjustment shall be made in respect of the NYCB Stock Dividend.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.1 Disclosure Letters. Prior to the execution and delivery hereof,
RCF has delivered to NYCB, and NYCB has delivered to RCF, a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Section 5.3 or to one or more of its covenants contained in Article VI; provided, that (a)
no such item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a
Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to either RCF or to NYCB, respectively.

          5.2 Standards. (a) No representation or warranty of any party hereto contained in Section 5.3 (other than the representations and warranties in
Sections 5.3(c), 5.3(d)(i), 5.3(f)(ii) and (iii), 5.3(g)(B), 5.3(m) and 5.3(q)
which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.3, has had or is reasonably likely to have a Material Adverse Effect on such party.

          (b) The term "Material Adverse Effect" means an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of NYCB or RCF, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of NYCB or RCF to consummate the Merger or (C) enables any Person to prevent or materially delay the consummation by NYCB or RCF of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect attributable to or resulting from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to NYCB or
RCF, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to NYCB or RCF, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionately adverse effect upon NYCB or RCF, as the context may dictate, and (iv) the effects of the actions contemplated by Section
6.8.

          5.3 Representations and Warranties of NYCB and RCF. Subject to and
giving effect to Sections 5.1 and 5.2 and except as set forth in the relevant
Disclosure Letter, NYCB hereby represents and warrants to RCF, and RCF hereby represents and warrants to NYCB, that:

          (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its certificate of incorporation and bylaws, each as amended to the date hereof and as currently in full force and effect.

          (b) Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing, and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (c) Capital Stock. (i) The information in Recital A, in the case of
NYCB, and in Recital B, in the case of RCF, is true and correct.

          (ii) As of the date hereof, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

          (iii) All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

          (iv) As of the date hereof, except as set forth in this Plan, its
     Stock Option Agreement and, in the case of NYCB, the NYCB Rights Agreement and in connection with the NYCB Stock Dividend (1) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (2) it does not have any Rights issued or outstanding with respect to any of its capital stock and (3) it does not have any commitment to authorize, issue or sell any shares of its capital stock or Rights. As used herein, "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

          (v) All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided under applicable state law) nonassessable, and are owned by it or a subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights ("Liens").

          (vi) In the case of NYCB only, the shares of NYCB Common Stock to be issued in the Merger, when so issued in accordance with this Plan, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights.

          (d) Corporate Authority and Action. (i) It has the requisite corporate power and authority and has taken all corporate action necessary, including obtaining the approval of its board of directors, in order to authorize the execution and delivery of, and performance of its obligations under, this Plan and to consummate the Merger, subject only to receipt of the requisite approval of (A) in the case of RCF, the holders of at least a majority of the outstanding shares of RCF Common Stock and (B) in the case of NYCB, the holders of at least a majority of the outstanding shares of NYCB Common Stock. This Plan is a valid and legally binding agreement of it enforceable in accordance with the terms hereof. Its shareholders have no dissenters' or similar rights in connection with the Merger.

          (ii) It has taken all action required to be taken by it in order to exempt this Plan and the Stock Option Agreement under which it is the issuer and the transactions contemplated hereby and thereby, from, and this
     Plan and such Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from the requirements of (A) any
     "moratorium," "control share," "fair price," "supermajority," "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "Takeover Laws"), including Section 203 of the
     DGCL, (B) in the case of RCF, the provisions of Section A of Article VIII of its certificate of incorporation and (C) in the case of NYCB, the provisions of Section A of Article VIII of its certificate of incorporation.

          (iii) In the case of NYCB, it has taken all action, if any, necessary or appropriate so that the entering into of this Plan and the NYCB Stock
     Option Agreement, and the consummation of the transactions contemplated hereby and thereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any NYCB
     Stockholder Rights under the NYCB Rights Agreement or enable or require the
     NYCB Stockholder Rights to separate from the shares of NYCB Common Stock to which they are attached or to be triggered or become exercisable or unredeemable. No "Separation Time" or "Stock Acquisition Date" (as such terms are defined in the NYCB Rights Agreement) has occurred. NYCB has duly adopted an amendment to the NYCB Rights Agreement substantially in the form of Annex F.

          (e) Governmental Filings; No Violations. (i) Other than the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve
System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the approvals of federal, state and local, domestic and foreign authorities regulating financial institutions; other than as required under the Investment Company Act of 1940, as amended, the Investment
Advisors Act of 1940, as amended, the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), and state securities and "Blue Sky" laws
(together with the Exchange Act and the Securities Act, the "Securities Laws"),
the rules of the NASD and the Hart-Scott-Rodino

                                       10

Antitrust Improvements Act ("HSR"), and other than as set forth in Section
5.3(e) of its Disclosure Letter (the "Regulatory Approvals"), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Plan or the NYCB
Stock Option Agreement or the RCF Stock Option Agreement, as the case may be, by it and the consummation by it of the transactions contemplated hereby and thereby.

          (ii) The execution, delivery and performance of this Plan does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a violation of its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) ("Contracts") of it or any of its subsidiaries or (C) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

          (f) Reports and Financial Statements. (i) It has made available to the other party each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act, the Exchange Act and state securities and "Blue Sky" laws with respect to periods since January 1, 2000 through the date of this Plan and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the
"SEC") (or if not so filed, in the form used or circulated).

          (ii) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan), each of the
     Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Plan, will comply) in all material respects with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Plan, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                       11

               (iii) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of
     Reports prepared after the date of this Plan, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Plan, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted
     therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and shareholders'
     equity are referred to as its "Financial Statements."

          (g) Absence of Certain Events and Changes. Since December 31, 2000,
except as disclosed in its Reports filed on or prior to the date hereof, (i) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it.

          (h) Compliance with Laws and Other Matters. It and each of its subsidiaries:

          (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Equal Credit
     Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the
     Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better;

          (ii) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

                                       12

               (iii) has, since December 31, 1998, received no notification or communication from any Governmental Entity (including the Federal Reserve
     Board and any other bank, insurance or securities regulatory authority) (A)
     asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit
     Insurance Corporation ("FDIC") deposit insurance; and

          (iv) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental
     Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC)
     or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such
     Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (i) Litigation. There are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person
(including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal
Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act,
the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

         (j) Taxes. All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate in all material respects. It has made available to the other party true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the three most recent fiscal years ended on or before
December 31, 2000. Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). As of the date of this Plan and except as disclosed in its Reports, there is no outstanding audit examination, deficiency, refund litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes due with respect to

                                       13

completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary's balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). Neither it nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its subsidiaries has any obligation to any party (other than it or one of its subsidiaries) with respect to Taxes or is or was a member of an affiliated group filing combined, consolidated or unitary tax returns rather than a group of which it is or was the common parent. The proper and accurate amounts have been withheld from all employees, creditors, or third parties (and timely paid to the appropriate
Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation). Neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the
Internal Revenue Code applied. No Liens for Taxes exist with respect to it or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles). The term "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

         (k) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

         (l) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (m) Employee Benefits. (i) Paragraph 5.3(m)(i) of its Disclosure
Letter sets forth a list of each "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974,
as amended ("ERISA"), and each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus,

                                       14

stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans that cover current or former officers or employees ("Employees") or current or former directors of it and its subsidiaries (its "Compensation Plans"). It has heretofore made available to the other party true and complete copies of each Compensation Plan as in effect on the date hereof.

          (ii) All of its Compensation Plans are in compliance with all applicable laws, including ERISA and the Internal Revenue Code. Each of its
     Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.
     There is no pending or, to its knowledge, threatened litigation relating to its Compensation Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Compensation Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section
     4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity ("ERISA Affiliate Plan") which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code ("ERISA Affiliate"). It and its subsidiaries have neither contributed to nor been obligated to contribute to any
     "multiemployer plan" within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of
     ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its
     ERISA Affiliates within the 12-month period ending on the date hereof, or will be required to be filed as a result of the transactions contemplated by this Plan.

          (iv) All contributions required to be made by it and its subsidiaries under the terms of any of its Compensation Plans have been timely made or have been reflected on its audited financial statements or preliminary financial statements. Neither any of its Pension Plans nor any of its ERISA
     Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or
     Section 302 of ERISA. None of it, its subsidiaries or its ERISA Affiliates has provided in the six years prior to the date hereof, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Internal Revenue Code.

                                       15

          (v) Under each of its Pension Plans and any ERISA Affiliate Plans which are (in either case) single-employer plans, as of the last day of the most recent plan year ended prior to the date hereof for which an actuarial valuation has been completed, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of
     ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan or ERISA Affiliate
     Plan), did not exceed the then current value of the assets of such Pension
     Plan or ERISA Affiliate Plan, and there has been no change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year for which an actuarial valuation has been completed.

          (vi) Neither it nor its subsidiaries have any obligations for retiree health and life benefits under any Compensation Plan, and there are no restrictions on the rights of it or its subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

          (vii) There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase materially the expense of maintaining such Compensation Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this
     Plan, shareholder approval of this Plan nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (A) result in the vesting, acceleration or funding
     (through a grantor trust or otherwise) of any benefits or amounts under any
     Compensation Plan, (B) result in any increase in benefits or amounts under any Compensation Plan, (C) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (D) result in any payment under any Compensation Plan which would not be deductible under Section 162(m) or Section 280G of the Internal
     Revenue Code or (E) cause it or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

          (n) Environmental Matters. Neither the conduct nor operation of it or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated
Environmental Laws (as hereinafter defined) and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its subsidiaries has received any notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes,

                                       16

substances or materials at, on, beneath, or originating from any such property.
As used herein, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including the
Resource Conservation and Recovery Act, the Comprehensive Environmental
Response, Compensation, and Liability Act, the Clean Water Act, the Federal
Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

    (o) Agreements. (i) As of the date of this Plan, except for (A) this Plan and the Stock Option Agreements and (B) arrangements made after the date, and in accordance with the terms, of this Plan, it and its subsidiaries are not a party to or bound by (x) any material Contract (as defined in Item 601(b)(10) of
Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof or (y) any Contract that restricts the conduct of any line of business by it or any of its subsidiaries or, upon consummation of the Merger, will restrict the ability of the Surviving Corporation or its subsidiaries to engage in any line of business.

          (ii) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material
     Contract.

          (p) Knowledge as to Conditions. As of the date of this Plan, it knows of no reason (i) why the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date, or (ii) why the accountants' letters referred to in Section 6.5(a) or the opinions of tax counsel referred to in Section 7.2(c), in the case of NYCB, and in Section
7.3(c), in the case of RCF, will not be able to be obtained on the Closing Date.

          (q) Fairness Opinions. As of the date hereof, it has received the written opinion or opinions, dated the date of this Plan, of its financial advisor, Salomon Smith Barney, in the case of NYCB, and of its financial advisors, Lehman Brothers and Sandler O'Neill & Partners, L.P., in the case of
RCF, to the effect that the Exchange Ratio is fair, from a financial point of view, to, in the case of NYCB, NYCB and in the case of RCF, the holders of RCF
Common Stock.

          (r) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that NYCB has retained Salomon
Smith Barney as its financial adviser and RCF has retained Lehman Brothers and
Sandler O'Neill & Partners, L.P. as its financial advisers, in each case pursuant to engagement letters, true and correct copies of which have been set forth in its respective Disclosure Letter.

          (s) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements

                                       17

(collectively, the "Risk Management Instruments"), whether entered into for its own account, or for the account of one or more of its subsidiaries or its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii)
with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of, in the case of representations and warranties made by NYCB, NYCB or one of its subsidiaries or, in the case of representations and warranties made by RCF, RCF or one of its subsidiaries, enforceable in accordance with the terms of such Risk Management Instrument (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. It and each of its subsidiaries have duly performed in all material respects all of their material obligations under Risk Management
Instruments to the extent such obligations to perform have accrued; and, to its knowledge, there are no material breaches, violations or defaults, or allegations or assertions of any breaches, violations or defaults, by any party thereunder.

          (t) Employment and Noncompetition Agreements. It has entered into certain employment and noncompetition agreements with Michael F. Manzulli,
Anthony E. Burke and Thomas R. Cangemi, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of the other party.

                                   ARTICLE VI
                                    COVENANTS

          6.1 Conduct of Business Pending the Effective Time. Each of NYCB and
RCF agrees, as to itself and its subsidiaries, that, except insofar as the other party shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except in connection with the NYCB Stock Dividend or as otherwise expressly contemplated by this Plan or the Stock Option Agreements or as set forth in paragraph 6.1 of its Disclosure Letter:

          (a) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and, except as required by law, it and its Subsidiaries will not knowingly take any action that would (i) adversely affect the ability of any of them to obtain
(A) any Regulatory Approval or (B) the opinions of tax counsel referred to, in the case of NYCB, in Section 7.2(c) and, in the case of RCF, in Section 7.3(c), or (ii) adversely affect its ability to perform its obligations under this Plan or the Stock Option Agreements; provided, however, that nothing contained herein shall limit the ability of RCF to

                                       18

exercise the NYCB Stock Option Agreement and NYCB to exercise the RCF Stock
Option Agreement, as the case may be.

          (b) It will not (i) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock owned by it or any of its material subsidiaries;
(ii) amend or restate its certificate of incorporation or by-laws except, in the case of NYCB, to increase the authorized number of shares of NYCB Common Stock to 150,000,000; (iii) split, combine or reclassify any outstanding capital stock; (iv) other than as permitted by Section 6.2 or, in the case of NYCB, in connection with the NYCB Stock Dividend, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (v) in the case of RCF only, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with the exercise of any Rights it has granted and has outstanding as of the date hereof or issued hereafter as permitted by this Plan in accordance with the terms thereof.

          (c) Neither it nor any of its subsidiaries will (i) in the case of RCF only, issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of, any class, except pursuant to this Plan, the RCF Stock Option Agreement, or in connection with the exercise of Rights outstanding as of the date hereof or issued thereafter as permitted by this Plan; (ii) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; or (iii) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice.

          (d) Except for internal reorganizations involving existing subsidiaries, or in satisfaction of debts previously contracted in good faith, neither it nor any of its subsidiaries will make any material acquisition of, or investment in, assets or stock of any other Person.

          (e) Other than in the ordinary course of business consistent with past practice, neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

          (f) Neither it nor any of its subsidiaries will (i) grant any increase in compensation or benefits to its Employees, except as required by contractual obligations in effect as of the date hereof or in the ordinary course of business consistent with past practice, or appoint any new or existing employee to the position of Executive Vice President or higher except to fill a vacancy arising after the date hereof; (ii) pay any bonus except as required by contractual obligations in effect as of the

                                       19

date hereof or in the ordinary course of business consistent with past practice;
(iii) grant any severance or termination pay to any director or Employee except as consistent with past practice or direction; (iv) enter into or amend any employment or severance agreement with any director or Employee (provided that this clause (iv) shall not prohibit either party from approving a renewal or other extension of an existing employment or severance agreement in accordance with its terms and in the ordinary course of business consistent with past practice); (v) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or (vi) effect any material change in retirement benefits for any class of its Employees (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided).

          (g) In the case of RCF only, except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors or Employees.

          (h) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

          (i) In the case of RCF only, except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to RCF or NYCB and each of their respective subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to RCF or NYCB and each of their respective subsidiaries taken as a whole.

          (j) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a)
through (i) above.

          6.2 Dividends. Each of NYCB and RCF agrees that, from and after the date hereof until the Effective Time, (i) direct and indirect wholly owned subsidiaries of each of NYCB and RCF may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; (ii) RCF may pay quarterly dividends on outstanding shares of RCF Common Stock at a rate not to exceed $0.18 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past; and (iii) NYCB may pay quarterly dividends on outstanding shares of NYCB Common Stock at a rate not to

                                       20

exceed $0.25 per share per quarter (after giving effect to the NYCB Stock
Dividend), on substantially the same record and payment date schedules as have been utilized in the past.

          NYCB and RCF shall coordinate the declaration of dividends (and the record payment dates therefor), it being the intention of the parties hereto that holders of RCF Common Stock or NYCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of RCF Common Stock and/or NYCB Common Stock and any shares of NYCB
Common Stock any such holder receives in the Merger.

          6.3 Acquisition Proposals. Each of NYCB and RCF agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its "Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or, except to the extent that the Board of Directors of NYCB or RCF, as the case may be, determines, in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would breach its fiduciary obligations under applicable law, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition
Proposal including, in the case of NYCB, the waiver of or amendment to the NYCB
Rights Agreement in respect of an Acquisition Proposal. "Acquisition Proposal"
means any proposal or offer with respect to any of the following involving NYCB or RCF or any of their material subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan.
Notwithstanding anything in this Plan to the contrary, each of NYCB and RCF, as the case may be, shall (i) immediately advise the other party hereto, orally and in writing, of (A) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral), and (C) the identity of the person making any such proposal or inquiry and (ii) keep the other party hereto fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. Each of NYCB and RCF shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

          6.4 Shareholder Approval. (a) NYCB agrees to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its

                                       21

shareholders (including any adjournment or postponement, the "NYCB Meeting"), as promptly as practicable after the Registration Statement (as herein defined) is declared effective to consider and vote upon the adoption and approval of this
Plan and the Merger. The Board of Directors of NYCB shall recommend such adoption and approval, and NYCB will take all reasonable lawful action to solicit such adoption and approval, by its shareholders; provided, however, that the Board of Directors of NYCB may withdraw, modify, condition or refuse to make such recommendation in response to an Acquisition Proposal made after the date of this Plan and not initiated, solicited or encouraged in violation of Section
6.3 if the Board of Directors of NYCB determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law.

          (b) RCF agrees to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the "RCF
Meeting"), as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the adoption and approval of this
Plan and the Merger and the other matters contemplated hereby. The Board of
Directors of RCF shall recommend such adoption and approval, and RCF will take all reasonable lawful action to solicit such adoption and approval, by its shareholders; provided, however, that the Board of Directors of RCF may withdraw, modify, condition or refuse to make such recommendation in response to an Acquisition Proposal made after the date of this Plan and not initiated, solicited or encouraged in violation of Section 6.3 if the Board of Directors of
RCF determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law.

          6.5 Filings; Other Actions. (a) Each of NYCB and RCF agrees to cooperate in the preparation of a registration statement on Form S-4 (the
"Registration Statement") to be filed by NYCB with the SEC in connection with the issuance of NYCB Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of RCF and NYCB constituting a part thereof (the "Joint Proxy Statement/Prospectus")). NYCB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. NYCB also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan, and each of RCF and
NYCB agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

          NYCB agrees to use all reasonable efforts to cause to be delivered to
RCF a letter of KPMG LLP, independent auditors to NYCB, and RCF agrees to use all reasonable efforts to cause to be delivered to NYCB a letter of Ernst &
Young LLP, independent auditors to RCF, each dated (1) the date on which the
Registration Statement shall become effective and (2) a date shortly prior to or on the Closing Date, and addressed to such other party in form and substance customary for

                                       22

"comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

          (b) Each of NYCB and RCF agrees to cooperate with the other and, subject to the terms and conditions set forth in this Plan, use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan, including the Regulatory Approvals. Each of NYCB and RCF shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprized of the status of matters relating to completion of the transactions contemplated hereby.

          (c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Joint Proxy
Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any
Governmental Entity in connection with the Merger and the other transactions contemplated by this Plan.

          6.6 Information Supplied. Each of RCF and NYCB agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(b) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the times of the RCF
Meeting and the NYCB Meeting, will contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint
Proxy Statement/Prospectus or any amendment or supplement thereto. Neither the
Joint Proxy Statement/Prospectus nor the Registration Statement shall be filed,

                                       23

and, prior to the termination of this Plan, no amendment or supplement to the
Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by NYCB or RCF without consultation with the other party and its counsel.

          6.7 Access and Investigations. (a) Upon reasonable notice, each of
NYCB and RCF agrees to (and shall cause each of its subsidiaries and affiliates
to) afford the other party and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to the other party all material information concerning its business, properties and personnel as may reasonably be requested. Neither RCF nor NYCB nor any of their respective subsidiaries and affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Plan. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

          (b) Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party's subsidiaries, affiliates or Representatives), pursuant to this Section 6.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this
Section 6.7 or during the investigation leading up to the execution of this Plan confidential unless such information (i) was already known to such party, (ii)
becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this
Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

          6.8 Certain Modifications; Restructuring Charges. RCF and NYCB agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves)
and shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. RCF and NYCB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon.
No party's representations, warranties and covenants contained in this Plan

                                       24

shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.8.

          6.9 Takeover Laws; No Rights Triggered. (i) If any Takeover Law may
become, or may purport to be, applicable to the transactions contemplated hereby or by the Stock Option Agreements, each of NYCB and RCF and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders other than as contemplated by Section 6.4) so that the transactions contemplated by this Plan or by the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Plan.

          (ii) In the case of NYCB, it shall take all actions necessary or required to ensure that the entering into this Plan and into the NYCB Stock
     Option Agreement, and the consummation of the transactions contemplated hereby and thereby will not cause RCF or any affiliate of RCF to become an
     "Acquiring Person" for purposes of the NYCB Rights Agreement as amended pursuant to Section 5.3(d)(iii), and a "Distribution Date" under the NYCB
     Rights Agreement as amended pursuant to Section 5.3(d)(iii) will not occur, and the NYCB Rights will not become separable, distributable, unredeemable or exercisable.

          6.10 Options. (a) Conversion of Options. At the Effective Time, by
virtue of the Merger and without any action on the part of any holder of an option, each option granted by RCF to purchase shares of RCF Common Stock (any such option to purchase shares of RCF Common Stock being referred to as a "RCF
Option" or the "RCF Options") that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be converted into an option
(each, a "New Option") to purchase such number of shares of NYCB Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original RCF Option):

          (i) the number of shares of NYCB Common Stock to be subject to the New
     Option shall be equal to the product of (A) the number of shares of RCF
     Common Stock purchasable upon exercise of the original RCF Option and (B)
     the Exchange Ratio, the product being rounded down to the nearest whole share; and

                                       25

          (ii) the exercise price per share of NYCB Common Stock under the New
     Option shall be equal to (A) the exercise price per share of RCF Common
     Stock under the original RCF Option divided by (B) the Exchange Ratio, rounded up to the nearest cent.

With respect to any RCF Options that are "incentive stock options" (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue
Code.

          (b) Assumption by NYCB. At or prior to the Effective Time, RCF shall make all necessary arrangements with respect to its plans to permit assumption of the unexercised RCF Options by NYCB pursuant to this Section 6.10.

          (c) Reservation and Registration of Shares. NYCB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NYCB Common Stock to provide for the satisfaction of its obligations with respect to the New Options. As soon as practicable following the Effective Time, NYCB shall file a registration statement on Form
S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the NYCB Common Stock issuable upon exercise of the New Options.

          6.11 Benefit Plans. (a) Each person who is employed by RCF or RCF Bank immediately prior to the Effective Time (an "RCF Employee") shall, at the
Effective Time, become an employee of NYCB or NYCB Bank; provided, however, that no RCF Employee shall be, or have or exercise the authority of, an officer of
NYCB Bank unless and until elected or appointed an officer of NYCB or NYCB Bank in accordance with NYCB or NYCB Bank's bylaws.

          (b) At or as soon as practicable following the Effective Time, NYCB and NYCB Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis
("New Compensation and Benefits Program"). The New Compensation and Benefits
Program may contain any combination of new plans, continuations of plans maintained by NYCB or NYCB Bank immediately prior to the Effective Time and continuation of plans maintained by RCF or RCF Bank immediately prior to the
Effective Time as NYCB, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and
Benefits Program at the Effective Time, NYCB and NYCB Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of NYCB, RCF, NYCB Bank and RCF Bank for a transition period; provided, however, that eligible RCF Employees shall participate in the NYCB ESOP beginning not later than the beginning of the first plan year following the Effective Time. During the transition period, the persons who were employees of RCF or RCF Bank immediately prior to the Effective
Time who become employees of NYCB or NYCB Bank shall continue to participate in the plans of RCF and RCF Bank that are continued for transitional purposes, and all

                                       26

other employees of NYCB or NYCB Bank will participate only in the comparable plans of NYCB and NYCB Bank that are continued for transitional purposes.

          (c) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by NYCB, NYCB Bank, RCF or RCF
Bank immediately prior to the Effective Time who are also employed by NYCB or
NYCB Bank, or immediately after the Effective Time, all service with NYCB, NYCB
Bank, RCF or RCF Bank as service with NYCB or NYCB Bank and for purposes of eligibility, participation and vesting (but not for benefit accrual), except for purposes of any post-retirement, health and life insurance benefits.

          (d) In the case of any constituent part of the New Compensation and
Benefits Program which is a life, health or long-term disability insurance plan:
(A) such plan shall not apply any preexisting condition limitations for conditions covered under applicable life, health or long- term disability insurance plans as maintained by NYCB, NYCB Bank, RCF and RCF Bank as of the
Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable health plans maintained by NYCB, NYCB Bank, RCF or RCF Bank as of the Effective Time
and (C) each such plan which is a life or long-term disability insurance plans shall waive any medical certification or otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

          (e) NYCB shall assume the obligations of RCF and RCF Bank in accordance with the terms of any plans, contracts, arrangements or understandings identified in RCF's Disclosure Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due.

          (f)  NYCB and RCF acknowledge and agree that the consummation of the transactions contemplated by this Plan will constitute a "Change in Control" for purposes of Section 5.10 of the RCF ESOP and that as soon as administratively practicable following the Effective Time, the RCF ESOP committee shall be authorized to take such action as may be necessary to give effect to Section
5.10 of the RCF ESOP. NYCB and RCF further agree that, following the Effective
Time, the RCF ESOP shall be terminated and distributions shall be made in accordance with the terms of the RCF ESOP and applicable law.

          6.12 Indemnification and Insurance. (a) NYCB agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of RCF and its subsidiaries (each, an
"Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the
Effective Time, whether asserted or claimed prior to, at or after the Effective
Time,

                                       27

to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of RCF or any of its subsidiaries under the
DGCL and RCF's certificate of incorporation and bylaws.

          (b) NYCB shall cause the Persons serving as officers and directors of
RCF immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by RCF (provided that NYCB may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall NYCB be required to expend more than 200% of the amount currently expended by RCF (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if NYCB is unable to maintain or obtain the insurance called for by this Section 6.12(b), NYCB shall use its best efforts to obtain as much comparable insurance as available for the Maximum Amount; provided further, that such Persons may be required to make application and provide customary representations and warranties to NYCB's insurance carrier for the purpose of obtaining such insurance.

          (c) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify NYCB thereof; provided that the failure so to notify shall not affect the obligations of NYCB under Section
6.12(a) unless and to the extent that NYCB is prejudiced as a result of such failure.

          (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          6.13 Affiliate Agreements. (a) As soon as practicable after the date hereof, RCF shall identify to NYCB all Persons who may be deemed at the date hereof (or at another reasonably proximate date) "affiliates" of RCF, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act
("Rule 145 Affiliates"). RCF shall use all reasonable best efforts to obtain a written agreement substantially in the form of Annex G from each Person who is so identified as a possible Rule 145 Affiliate and shall deliver copies of such written agreements to NYCB as soon as practicable.

          (b) As soon as practicable after the date of the RCF Meeting, RCF shall identify to NYCB all Persons who may be deemed, at the time of the RCF
Meeting, Rule 145 Affiliates of RCF and who were not previously identified in accordance with Section 6.13(a). RCF shall use all reasonable best efforts to obtain a written agreement in the form specified in paragraph (a) from each
Person who is so identified and shall deliver copies of such written agreements to NYCB as soon as practicable.

                                       28

          6.14 Publicity. The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of Nasdaq or any other self-regulatory organization, RCF and
NYCB shall agree with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

          6.15 Reasonable Best Efforts; Additional Agreements. Subject to the
terms and conditions of this Plan, each of NYCB and RCF agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Plan, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

          6.16 Notification of Certain Matters. Each of NYCB and RCF will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any
Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

          6.17 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that NYCB and RCF each shall bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint
Proxy Statement/Prospectus and Registration Statement and applications to
Governmental Entities for the approval of the Merger and (ii) all listing, filing or registration fees, including fees paid for filing the Registration
Statement and the Joint Proxy Statement/Prospectus with the SEC and fees paid for filings with Governmental Entities.

          6.18 Section 16(b) Exemption. Assuming that RCF delivers to NYCB the
RCF Section 16 Information (as defined below) in a timely fashion prior to the
Effective Time, the Board of Directors of NYCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the RCF Insiders (as defined below) of NYCB Common Stock in exchange for shares of RCF Common Stock, and of New Options upon conversion of RCF Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the RCF Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "RCF Section 16 Information" shall mean

                                       29

information accurate in all material respects regarding the RCF Insiders, the number of shares of RCF Common Stock held by each such RCF Insider and expected to be exchanged for NYCB Common Stock in the Merger, and the number and description of the options to purchase shares of RCF Common Stock held by each such NYCB Insider and expected to be converted into options to purchase shares of NYCB Common Stock in connection with the Merger. "RCF Insiders" shall mean those officers and directors of RCF who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the RCF
Section 16 Information.

          6.19 Divisional Bank and Divisional Board. Following the Bank Merger,
the offices of RCF Bank and the offices of NYCB Bank, as in existence prior to the Bank Merger, shall each be operated as divisions of NYCB Bank for a period of at least three years, and thereafter each shall be operated as a division of
NYCB Bank unless otherwise determined by not less than 75% of the Board of
Directors of the Surviving Corporation. Promptly following the effective time of the Bank Merger, NYCB shall cause all of the members of RCF's Board of Directors as of the date of this Plan who are willing to serve to be elected or appointed as members of NYCB Bank's divisional board for the RCF Bank division of NYCB
Bank ("Divisional Board"), the function of which shall be to advise NYCB Bank with respect to deposit and lending activities in RCF Bank's former market area and to maintain and develop customer relationships. The members of the
Divisional Board shall be elected to serve for three years beginning on the effective date of the Bank Merger. Each member of the Divisional Board who is not a member of the Board of Directors of NYCB or NYCB Bank shall receive an annual retainer equivalent to the compensation such member received as a member of RCF's Board of Directors.

                                   ARTICLE VII
                                   CONDITIONS

          7.1 Conditions to Each Party's Obligation to Effect the Merger. The
respective obligation of each of NYCB and RCF to consummate the Merger is subject to the fulfillment or written waiver by NYCB and RCF prior to the
Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Plan and the Merger shall have been duly adopted and approved by the requisite votes of the shareholders of NYCB and the shareholders of RCF.

          (b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.2, all notices, reports and other filings required to be made prior to the Effective Time by
NYCB or RCF or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by NYCB or RCF or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by NYCB and RCF shall have been made or obtained (as the case may be) and become final

                                       30

provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on
(x) NYCB and its subsidiaries taken as a whole or (y) RCF and its subsidiaries taken as a whole.

          (c) Third Party Consents. All consents or approvals of all Persons
(other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NYCB or RCF.

          (d) No Prohibitions. No United States or state court or other
Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent)
which is in effect and prohibits consummation of the Merger.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

          (f) Blue Sky Approvals. All permits and other authorizations under the
Securities Laws (other than that referred to in Section 7.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of
NYCB Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          7.2 Conditions to Obligation of NYCB. The obligation of NYCB to consummate the Merger is also subject to the fulfillment, or the written waiver by NYCB, prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of RCF set forth in this Plan shall be, giving effect to Sections 5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and NYCB shall have received a certificate, dated the Closing Date, signed on behalf of RCF by the
Chief Executive Officer and the Chief Financial Officer of RCF to such effect.

          (b) Performance of Obligations of RCF. RCF shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and NYCB shall have received a certificate, dated the Closing Date, signed on behalf of RCF by the Chief Executive Officer and the Chief Financial Officer of RCF to such effect.

                                       31

          (c) Opinion of Tax Counsel. NYCB shall have received an opinion of
Sullivan & Cromwell, special counsel to NYCB, dated the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code, and (ii) each of RCF and NYCB will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from each of RCF and NYCB.

          7.3 Conditions to Obligation of RCF. The obligation of RCF to consummate the Merger is also subject to the fulfillment, or the written waiver by RCF prior to the Effective Time, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of NYCB set forth in this Plan shall be, giving effect to Sections 5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and RCF shall have received a certificate, dated the Closing Date, signed on behalf of NYCB by the
Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

          (b) Performance of Obligations of NYCB. NYCB shall have performed in all material respects all obligations required to be performed by it under this
Plan at or prior to the Effective Time; and RCF shall have received a certificate, dated the Closing Date, signed on behalf of NYCB by the Chief
Executive Officer and the Chief Financial Officer of NYCB to such effect.

          (c) Opinion of Tax Counsel. RCF shall have received an opinion from
Muldoon Murphy & Faucette LLP, special counsel to RCF, dated the Effective
Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section
368(a) of the Internal Revenue Code, (ii) each of RCF and NYCB will be a party to that reorganization within the meaning of Section 368(b) of the Internal
Revenue Code and (iii) no gain or loss will be recognized by shareholders of RCF who receive shares of NYCB common stock in exchange for RCF common stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Muldoon Murphy & Faucette LLP may require and rely upon representations contained in letters from each of RCF, NYCB and shareholders of
RCF.

                                       32

                                  ARTICLE VIII
                                   TERMINATION

          8.1 Termination by Mutual Consent. This Plan may be terminated and the
Merger may be abandoned at any time prior to the Effective Time (whether or not the shareholders of RCF Common Stock or NYCB Common Stock have adopted and approved this Plan), upon the mutual consent of NYCB and RCF, by action of their respective Boards of Directors.

          8.2 Termination by Either NYCB or RCF. This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of either NYCB or RCF if (a) the Merger shall not have been consummated by the date that is eleven (11) months from the date of this Plan (the "Termination Date"), provided, however, that the right to terminate this Plan under this Section
8.2(a) shall not be available to any party whose failure to comply with any provision of this Plan has been the cause of, or resulted in, the failure of the
Effective Time to occur on or before such date, (b) any required Regulatory
Approval shall have been denied by the relevant Governmental Entity (and such denial has become final and unappealable) or such Governmental Entity shall have requested the permanent withdrawal of any application therefor or (c) the shareholders of NYCB fail to approve this Plan and the Merger at the NYCB
Meeting or the shareholders of RCF fail to approve this Plan and the Merger at the RCF Meeting; provided, however, that the right to terminate this Plan under this Section 8.2(c) shall not be available to any party if it has failed to comply with its obligations under Section 6.4.

          8.3 Termination by RCF. This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of RCF as follows:

          (a) At any time prior to the Effective Time, if NYCB shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in
Section 7.3(a) or 7.3(b) and such breach cannot be or has not been cured within
30 days after the giving of a written notice to NYCB of such breach; or

           (b) At any time prior to the NYCB Meeting, if the Board of Directors of NYCB shall have failed to make or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in Section
6.4(a).

    8.4  Termination by NYCB.  This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of NYCB as follows:

          (a) At any time prior to the Effective Time, if RCF shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in
Section 7.2(a) or 7.2(b) and such breach cannot be or has not been cured within
30 days after the giving of a written notice to RCF of such breach;

                                       33

          (b) At any time prior to the RCF Meeting, if the Board of Directors of
RCF shall have failed to make, or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in Section 6.4(b).

          8.5 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VIII,
(a) no party to this Plan shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Plan shall forthwith be void and of no further legal effect, other than the provisions of Sections 6.7(b) and 6.17, this Section 8.5 and Article IX. Notwithstanding the foregoing, in the event of any termination of this Plan, the Stock Option Agreements shall remain in full force and effect in accordance with their respective terms.

                                   ARTICLE IX
                                  MISCELLANEOUS

          9.1 Survival. Except for the agreements and covenants contained in
Article I, Article IV, Section 6.10, Section 6.11, Section 6.12, Section 6.19
and this Article IX, the representations and warranties, agreements and covenants contained in this Plan shall be deemed only to be conditions of the
Merger and shall not survive the Effective Time.

          9.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties .

          9.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law.
No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

          9.4 Counterparts. For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5 GOVERNING LAW. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE
AND TO BE PERFORMED WITHIN SUCH STATE.

                                       34

          9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b)
on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

   TO NYCB:                                    TO RCF:

   Joseph R. Ficalora, Chairman,               Michael F. Manzulli, Chairman
     Chief Executive Officer and President       and Chief Executive Officer
   New York Community Bancorp, Inc.            Richmond County Financial Corp.
   615 Merrick Avenue                          1214 Castleton Avenue
   Westbury, New York 11590                    Staten Island, New York, 10310

   WITH COPIES TO:                             WITH COPIES TO:
   Sullivan & Cromwell                         Muldoon Murphy & Faucette LLP
   125 Broad Street                            5101 Wisconsin Avenue, N.W.
   New York, New York 10004                    Washington, D.C. 20016
   Attention: Mark J. Menting, Esq.            Attention: Douglas P. Faucette, Esq.

          9.7 Entire Agreement, Etc. This Plan (including the Annexes hereto and the Disclosure Letters) and the Stock Option Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 9.7 being null and void).

          9.8 Definition of "subsidiary" and "affiliate"; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Plan to a subsidiary of a Person, the term "subsidiary" means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section
2(2) of the BHC Act. When a reference is made in this Plan to an affiliate of a
Person, the term "affiliate" (or "Affiliate") means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

          (b) Insofar as any provision of this Plan shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by NYCB or RCF, as the case may be, to cause such action or omission to occur.

                                       35

          9.9 Interpretation; Effect. When a reference is made in this Plan to
Sections or Annexes, such reference shall be to a Section of, or Annex to, this
Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for reference purposes only and are not part of this Plan.
Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation."

          9.10 Severability. If any provision of this Plan or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          9.11 No Third Party Beneficiaries. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of
Section 6.12 shall inure to the benefit of the Persons referred to therein.

          9.12 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

                       [the next page is a signature page]

          IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                        NEW YORK COMMUNITY BANCORP, INC.

                        By:    /s/ Joseph R. Ficalora
                            ---------------------------------------------------
                               Joseph R. Ficalora
                               Chairman, Chief Executive Officer and President

                        RICHMOND COUNTY FINANCIAL CORP.

                        By:   /s/ Michael F. Manzulli
                           -----------------------------------------------------
                               Michael F. Manzulli
                               Chairman and Chief Executive Officer